UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2015

OPHTHOTECH CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36080	20-8185347
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Penn Plaza, 19th Floor

New York, New York 10119

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 845-8200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On September 3, 2015,  Ophthotech Corporation (“Ophthotech”) and Agilent Technologies, Inc. (“Agilent”) entered into a Commercial Manufacturing and Supply Agreement (the “Agreement”).

Pursuant to the Agreement, Agilent has agreed to manufacture and supply to Ophthotech, and Ophthotech has agreed to purchase from Agilent, a specified percentage of Ophthotech’s commercial requirements in specified jurisdictions of the active pharmaceutical ingredient (“Fovista API”) used in Ophthotech’s product candidate Fovista®. The Agreement has an initial term that runs for seven years from the date of Ophthotech’s first commercial sale of Fovista, and which is subject to one two-year automatic renewal period, absent termination by either party in accordance with the terms of the Agreement. The Agreement provides for pricing for Fovista API structured on a tiered basis, with the price reduced as the volume of Fovista API ordered increases.

Ophthotech may cancel any purchase order under the Agreement at any time, subject to the payment of specified cancellation fees.  Ophthotech may terminate the Agreement in the event that it cannot commercialize Fovista due to regulatory or other medical, scientific or legal reasons.  Agilent may terminate the Agreement in the event that Ophthotech does not, over a specified period, purchase and take delivery from Agilent of a specified minimum quantity of Fovista API.  Each party also has the right to terminate the Agreement for other customary reasons such as material breach and bankruptcy.

The Agreement contains provisions relating to compliance by Agilent with current Good Manufacturing Practices, cooperation by Agilent in connection with marketing applications for Fovista, indemnification, confidentiality, dispute resolution and other customary matters for an agreement of this kind.

Ophthotech expects to file the Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending September 30, 2015, and intends to seek confidential treatment for certain terms and provisions of the Agreement. The foregoing description is qualified in its entirety by reference to the complete text of the Agreement when filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPHTHOTECH CORPORATION

Date: September 10, 2015	By:	/s/ Barbara A. Wood
Barbara A. Wood
Senior Vice President, General Counsel and Secretary